PROSPECTUS                 Pricing Supplement No. 3527
Dated October 7, 1999      Dated April 19, 2000
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated December 17, 1999    No.'s 333-76479 and 333-87367

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:    April 19, 2000

Settlement Date (Original Issue Date):       April 26, 2000

Maturity Date: March 1, 2002

Principal Amount (in Specified Currency):    USD500,000,000

Price   to  Public  (Issue  Price):      100.073%  (Plus  accrued
interest from March 13, 2000)

Agent's Discount or Commission:    0.200%

Net   Proceeds  to  Issuer:        USD499,365,000  (Plus  accrued
interest from March 13, 2000)1

Interest Rate Per Annum: 7.00%
Interest Payment Date(s):

  X    Semi-Annually  on March 1st  and September  1st   of
       each year commencing, September 1, 2000.

Form of Notes:

  X  DTC registered        ___ non-DTC registered

CUSIP Number:  36962G UP7

ISIN Number:   US36962GUP70

Common Code:   010921155

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

                           (Fixed Rate)
                                Page 2
                           Pricing Supplement No. 3527
                           Dated April 19, 2000
                           Rule 424(b)(3)-Registration Statement
                           No.'s  333-76479 and 333-87367

Repayment, Redemption and Acceleration:

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A

Reopening of Issue:

   Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes - Reopening of Issue" as described in the Prospectus Supplement dated December 17, 1999.

   The notes are intended to be fully fungible with and will be consolidated and form a single issue for all purposes with the Company's issue of USD750,000,000 7.0% Notes Due March 1, 2002, described in the Company's Pricing Supplement number 3519 dated March 8, 2000;

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:
  Currency Base Rate:  N/A
  Determination Agent:  N/A

                           (Fixed Rate)
                                Page 3
                           Pricing Supplement No.    3527
                           Dated April 19, 2000
                           Rule 424(b)(3)-Registration Statement
                           No.'s  333-76479 and 333-87367
Additional Information:

   General.

  At December 31, 1999, the Company had outstanding indebtedness totalling $191.935 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 1999 excluding subordinated notes payable after one year was equal to $191.238 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                 Year Ended December 31,
           1995   1996  1997  1998  1999
           1.51   1.53  1.48  1.50  1.60

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

  The Notes are being purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), as principal, at 100.073% of the aggregate principal amount less an underwriting discount equal to 0.200% of the principal amount of the Notes. The Underwriter has agreed to reimburse the Issuer for $250,000 in expenses incurred in connection with the issuance and sale of the Notes.

  The  Company  has agreed to indemnify the Underwriters  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.


_______________________________
1 Net proceeds to Issuer before deduction of expenses payable by the Issuer of $250,000 alll of which will be paid by the Underwriter. See "Plan Of Distribution."